EXHIBIT 23.1


                       CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 26, 2003 relating to the financial statements, which appears in DST Systems, Inc. Annual Report on Form 10-K for the year ended December 31, 2002. We also consent to the incorporation by reference of our report dated July 25, 2003 relating to the OMS combined financial statements as of and for the year ended December 31, 2002 which appears in Appendix E of the preliminary special meeting proxy statement filed September 16, 2003. We also consent to the references to us under the heading "Experts" in such Registration Statement.


/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Kansas City, Missouri
September 25, 2003